UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2017

CNL HEALTHCARE PROPERTIES II, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55777	47-4524619
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 South Orange Avenue, Orlando, FL		32801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

The information appearing in Items 2.01 and 2.03 of this Current Report is incorporated by reference herein and made a part of this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 27, 2017, CNL Healthcare Properties II, Inc. (referred to herein as “we”, “us”, “our” or the “Company”), through CHP II Partners, LP, our operating partnership and its subsidiaries, completed the acquisition of ground lease interests in the land and a fee simple interest in the improvements which constitute a medical office building located in Overland Park, Kansas (“Overland”) from MidAmerica Surgery Institute Properties II, LLC (the “Seller”) for an aggregate purchase price of approximately $14.0 million, excluding closing costs. We are not affiliated with the Seller of Overland. As part of the acquisition, the Company was also granted a license to use the name “Mid-America Surgery Institute” in connection with identifying and publicizing the Overland property. The Overland medical office building comprises approximately 38,496 square feet and was built in 2007. As of December 27, 2017, Overland is 100 percent leased to a total of five tenants. We funded the purchase of Overland with proceeds from our public offering and proceeds from a loan agreement with Synovus Bank (“Synovus”), which is described further in Item 2.03 below.

Following the closing of the acquisition, Overland will be managed and operated by Holladay Properties Services Midwest, Inc. (“Holladay Properties Services”), an independent third-party property manager, pursuant to a one-year property management and leasing agreement, which will automatically renew for successive one-year terms, and which may be terminated without penalty under certain circumstances. Pursuant to the property management and leasing agreement, Holladay Property Services will receive a management fee equal to (i) 3% of all rent collected with respect to Overland; plus (ii) a 4% leasing commission on all new leases; (iii) a 2% leasing commission on all existing lease renewals; and (iv) 5% of the amount of any construction contracts equal to or less than $250,000 and 3% of the amount of any construction contracts over $250,000 for which Holladay Property Services provides construction management services.

An investment services fee of approximately $315,000, which is equal to 2.25% of the purchase price of Overland was paid to our advisor, CHP II Advisors, LLC, in connection with the acquisition of Overland.

A copy of the Company’s press release describing the acquisition of Overland is filed herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 27, 2017, in connection with the Company’s acquisition of Overland, we entered into a credit agreement dated as of December 15, 2017 with Synovus pursuant to which we were provided a term loan (the “Overland Loan”), in the maximum aggregate principal amount of $8.4 million, of which approximately $5.6 million was funded in connection with the acquisition of Overland and approximately $2.8 million can be funded upon request during the initial 36-month term of the loan provided certain debt service coverage requirements are met.

The Overland Loan matures on December 15, 2020, subject to one 24-month extension option provided certain conditions are met. The Overland Loan accrues interest at a rate equal to the sum of the one-month London Interbank Offered Rate plus 2.20%, with monthly payments of interest only for the initial 36-month term and the remaining principal balance payable at maturity. We may prepay, without a penalty, all or any part of the Overland Loan at any time.

The Overland Loan is secured by a leasehold mortgage on all fixtures and improvements located in or on the Overland medical office buildings, the assignment of our interests in all leases and rents due from Overland, and the assignment of our rights and interest in the ground lease underlying the Overland medical office building. The Overland Loan contains affirmative, negative, and financial covenants customary for a loan of this type, including quarterly financial reporting obligations and minimum debt service coverage requirements.

We paid Synovus a loan commitment fee of $33,600 in connection with the Overland Loan, or 0.40% of the aggregate Overland Loan amount.

Item 8.01	Other Events

In connection with the acquisition of Overland, the Company issued a press release, a copy of which is attached herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to Item 2.01 through an amendment to this Current Report on Form 8-K no later than March 15, 2018.

(b)	Pro Forma Financial Information

Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file pro forma financial information for the transaction described in Item 2.01 through an amendment to this Current Report on Form 8-K no later than March 15, 2018.

(d)	Exhibits

Exhibit Number	Description

10.1	Credit Agreement dated December 15, 2017, by and between CHP II Overland Park KS MOB Owner, LLC and Synovus Bank

10.2	Promissory Note dated December 15, 2017, by and between CHP II Overland Park KS MOB Owner, LLC and Synovus Bank

10.3	Leasehold Mortgage / Mortgage and Security Agreement dated December 15, 2017, by and between CHP II Overland Park KS MOB Owner, LLC and Synovus Bank

99.1	Press Release dated January 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNL Healthcare Properties II, Inc.

January 2, 2018

	By:	/s/ Stephen H. Mauldin
Stephen H. Mauldin
Chief Executive Officer, President and Vice Chairman